EXHIBIT 21.1


	CINEPLEX ODEON CORPORATION SUBSIDIARIES

1.	Cine Parc Mercier Inc.  (Quebec, Canada)
2.	Cineplex Odeon (Quebec) Inc. (Canada)
3.	Cineplex Odeon Films, Inc.  (Delaware)
4.	Cineplex Odeon Films International, Inc.  (Delaware)
5.	C.O.H. Entertainment, Inc.  (Delaware)
6.	Plitt Southern Theatres, Inc.  (Delaware)
7.	Plitt Theatres, Inc.  (Delaware)
8.	RKO Century Warner Theatres, Inc.  (Delaware)
9.	Sedgwick Music Company  (California)
10.	The Walter Reade Organisation, Inc.  (Delaware)
11.	Westlake Investments, Ltd.  (Manitoba, Canada)
12.	140075 Canada Limited  (Canada)
13.	158983 Canada Inc.  (Canada)
14.	619918 Ontario Inc.  (Ontario, Canada)
15.	796278 Ontario Limited (Ontario, Canada)
16.	796279 Ontario Limited (Ontario, Canada)
17.	The Film House Group Inc. (Ontario, Canada)
18.	1002818 Ontario Limited (Ontario, Canada)
19.	Les Films Cineplex Odeon Quebec Inc. (Quebec, Canada)
20.	1002817 Ontario Limited (Ontario, Canada)
21.	Cineplex Odeon (Barbados) Inc. (Barbados)
22.	Cineplex Odeon Hungary Kft. (Hungary)
23.	Gatineau General Partnership (Quebec, Canada)
24.	Rio Centre Associates Limited Partnership (District of
	Columbia)
25	Cineplex Odeon International B.V. (Netherlands)